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                                                                       Exhibit 5

                       McGuire, Woods, Battle & Boothe LLP
                                One James Center
                              901 East Cary Street
                          Richmond, Virginia 23219-4030


                                  June 10, 1998

Board of Directors
Genicom Corporation
14800 Conference Center Drive
Suite 400, Westfields
Chantilly, Virginia  22021

Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the GENICOM Corporation 1997 Stock Option Plan (the "Plan"). The Registration Statement covers 600,000 shares of GENICOM Common Stock, $0.01 par value, and 600,000 associated Rights to Purchase Common Stock. The shares of Common Stock covered by the Registration Statement have been added, with the approval of the shareholders of GENICOM Corporation, to those reserved for issuance under the Plan.

         We are of the opinion that the additional 600,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

         We are also of the opinion that the 600,000 Rights to Purchase Common Stock, when issued in accordance with the terms and provisions of the Rights Agreement dated as of June 16, 1996 between Genicom Corporation and First Union National Bank of North Carolina will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                          Very truly yours,

                          /s/ McGuire, Woods, Battle & Boothe LLP


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